                                                                      EXHIBIT 12

                        SUPERVALU INC. and Subsidiaries
                      Ratio of Earnings to Fixed Charges

                                   Three Quarters (40 Weeks) Ended                         Fiscal Year Ended
                                   -------------------------------  ----------------------------------------------------------------
(In thousands, except ratios)         December 3,    December 4,    February 26, February 27, February 29, February 23, February 24,
                                          1994            1993          1994         1993          1992         1991        1990
                                      -----------    -----------    ------------ ------------ ------------ ------------ ------------
Earnings (loss) before income taxes     ($50,630)      $213,690        $294,080     $258,618     $322,840     $225,680     $215,730

Less undistributed earnings of ShopKo     (3,907)        (5,221)         (8,306)     (16,582)     (14,891)          --           --
                                        --------       --------        --------     --------     --------     --------     --------

Earnings (loss) before income taxes      (54,537)       208,469         285,774      242,036      307,949      225,680      215,730

Interest expense                         100,518         93,529         120,292       83,066       72,693       76,411       75,340

Interest on operating leases              13,698         13,299          17,288        6,661        2,732        3,435        3,038
                                        --------       --------        --------     --------     --------     --------     --------

                                        $ 59,679       $315,297        $423,354     $331,763     $383,374     $305,526     $294,108
                                        ========       ========        ========     ========     ========     ========     ========

Total fixed charges                     $114,216       $106,828        $137,580     $ 89,727     $ 75,425     $ 79,846     $ 78,378
                                        ========       ========        ========     ========     ========     ========     ========

Ratio of earnings to fixed charges          0.52           2.95            3.08         3.70         5.08         3.83         3.75
                                        ========       ========        ========     ========     ========     ========     ========
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